EXHIBIT 12

Philadelphia Suburban Corporation and Subsidiaries
Computation of Ratio of Earnings to Combined Fixed Charges and Preferrred Stock Dividends


                                             Nine Months Ended
                                                September 30,                            Year Ended December 31,
                                           ---------------------     -------------------------------------------------------------
                                             1999         1998          1998         1997         1996         1995         1994
                                           --------     --------     ---------     --------     --------     --------     --------
Ratio of earnings to combined fixed
  charges and preferred stock dividends:
  Earnings:
    Income from continuing operations
       before income taxes and
       minority interest                   $ 48,412     $ 60,576     $  75,206     $ 57,717     $ 48,611     $ 49,743     $ 41,675
    Add: combined fixed charges              26,093       24,970        33,543       34,860       31,953       30,089       27,744
    Less: preferred stock dividends             (98)        (188)         (260)        (858)      (1,058)      (1,288)      (1,680)
    Less: capitalized interest               (1,369)        (861)       (1,245)        (937)      (1,054)      (1,334)      (1,547)
                                           --------     --------     ---------     --------     --------     --------     --------
    Total Earnings                         $ 73,038     $ 84,497     $ 107,244     $ 90,782     $ 78,452     $ 77,210     $ 66,192
                                           ========     ========     =========     ========     ========     ========     ========

  Combined fixed charges:
    Interest on all indebtedness           $ 24,968     $ 23,728     $  31,888     $ 32,664     $ 29,474     $ 27,594     $ 24,931
    Amortization of debt expense                516          543           714          688          621          484          443
    Interest attributable to rental
       and lease expense                        511          511           681          650          800          723          690
    Preferred stock dividends                    98          188           260          858        1,058        1,288        1,680
                                           --------     --------     ---------     --------     --------     --------     --------
    Total combined fixed charges           $ 26,093     $ 24,970     $  33,543     $ 34,860     $ 31,953     $ 30,089     $ 27,744
                                           ========     ========     =========     ========     ========     ========     ========
  Ratio of earnings to combined fixed
    charges and preferred stock dividends      2.80         3.38          3.20         2.60         2.46         2.57         2.39
                                           ========     ========     =========     ========     ========     ========     ========